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                                                                   Exhibit 10.27


                              CONSULTING AGREEMENT
                           FOR FOUNDING MEMBERS OF THE
                               PHARMACOPEIA, INC.
                            SCIENTIFIC ADVISORY BOARD


                  This Agreement is made as of March ___, 1993, between PharmaCopeia, Inc. (the "Company") and Paul A. Bartlett (the "Consultant") and shall be effective upon execution by the Consultant (the "Effective Date").

                  The Consultant has been involved in scientific research in fields of particular interest to the Company. The Company wishes to retain the Consultant in a consulting capacity as a founding member of the Company's Scientific Advisory Board, and the Consultant desires to perform such consulting services. Accordingly, the parties agree as follows:

                  1.       SERVICES.

                           1.1.     The Consultant will advise the Company's
management, employees and agents, at reasonable times, in matters related to the Company's field of interest, as requested by the Company as set forth below. The Company's principal field of interest is the design and development of pharmaceuticals utilizing state of the art methodologies in synthetic organic and medicinal chemistry and related areas, including but not limited to the generation and use of combinatorial chemical libraries (the "Company's Field of Interest"). The Company's Field of Interest and area of consultation are collectively referred to in this Agreement as the "Designated Field." In addition, the Consultant shall assist the Company with development of its general scientific direction and strategy, recruitment of full-time scientific and management personnel, interactions with stockholders, potential inventors, and potential strategic or corporate partners of the Company, and identification of new inventions and technologies in the Designated Field.

                           1.2.     Consultant will provide up to 25 full days
of consulting per year (such days are referred to below as "Consulting Days"). Consultation may be sought by the Company over the telephone, in person at the Consultant's office, at the Company's offices or another reasonable location (it is anticipated that 10 days shall be at the Company's offices) or through written correspondence, and will involve reviewing activities and developments in the Company's Field of Interest. If the Company requests additional consulting days, the Consultant will be paid a fee for each additional day as set forth below. The Consultant also will participate as a founding member of the Company's Scientific Advisory Board and agrees to use his best efforts to attend Scientific Advisory Board meetings. Time spent at Scientific Advisory Board meetings will be considered to be Consulting Days.

                  2. CASH COMPENSATION. The Consultant will be paid an annual fee of $75,000 per year starting as of the date of the Company's first official Scientific Advisory Board meeting (the "Commencement Date"), and $1,000 for each Consulting Day in excess of 25 full days per year. Consultant shall not be entitled to any fees for any services rendered to the


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Company prior to the Commencement Date. The annual fee shall be paid in four equal quarterly installments in advance on the first day of each calendar quarter; except for the first installment, which shall cover the remaining term of the calendar quarter in which the Commencement Date occurs and be paid pro rata based on the number of days remaining in such quarter. Any fee for excess Consulting Days will be paid at the end of the relevant quarter. Reasonable expenses of the Consultant incurred at the request of the Company will be reimbursed promptly by the Company, subject to customary verification.

                  3.       STOCK.

                           3.1.     Promptly after execution of this Agreement,
the Consultant will be offered the opportunity to purchase 275,000 shares of the Company's Common Stock (the "Stock") at the founder stock price of $.001/share as set forth below.

                           3.2.     The Stock will be issued pursuant to the
Company's standard form of Restricted Stock Purchase Agreement providing that the Stock will vest 25% immediately with the 75% remaining balance vesting monthly over a four-year period commencing as of March 1, 1993 based upon continued service to the Company as a Consultant (any unvested Stock may be repurchased by the Company at a price equal to the original purchase price) and containing certain other restrictions prohibiting transfer of the Stock for specific time periods, provided that in the event that Consultant's consulting services are involuntarily terminated by the Company without cause, an additional 50% of the unvested shares as of the date of such termination shall vest.

                  4. TERM. The term of this Agreement will begin on the Effective Date of this Agreement and will end at the end of the calendar quarter in which the fourth anniversary of this Agreement occurs or upon earlier termination as provided below (the "Term"). This Agreement may be terminated at an earlier time prior to the fourth anniversary hereof by either party with at least 30 days written notice. The Term will be automatically renewed for successive one-year periods, unless either party provides written notice at least thirty (30) days prior to the end of the Term that such party does not wish to renew this Agreement. Upon termination, all accrued payments will be made and, regardless of quarter, the unpaid portion of the annual fee will be paid in proportion to the portion of the Consulting Day commitments set forth in
Section 1.2 that has been provided.

                  5.       CERTAIN OTHER CONTRACTS.

                           5.1.     The Consultant is currently employed by an
academic or research institution (the "Institution"). The Company recognizes that the Consultant's primary responsibility is to the Institution. In connection with such employment, the Consultant has entered into certain agreements with the Institution relating to ownership of intellectual property rights, conflicts of interest and other matters, and is subject to certain policy statements of the Institution (collectively, the "Institutional Agreement"). If any provision of this Agreement is in conflict with the Institutional Agreement, then the Institutional Agreement will govern to the


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extent of such conflict, and the conflicting provisions of this Agreement will not apply. Consultant agrees to furnish the Company with copies of such agreements and policy statements.

                           5.2.     The Consultant will not disclose to the
Company any information that the Consultant is obligated to keep secret pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Consultant to the contrary.

                           5.3.     The consulting work performed hereunder will
not be conducted on time that is required to be devoted to the Institution or any other third party. The Consultant shall not use the funding, resources and facilities of the Institution or any other third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give the Institution or any third party rights to the product of such work. Nothing done in Consultant's academic research shall be considered part of services performed hereunder and nothing herein shall restrict Consultant's academic research.

                           5.4.     The Consultant has disclosed and, during the
Term, will disclose to the Chief Executive Officer of the Company any conflicts between this Agreement and any other agreements binding the Consultant.

                  6. EXCLUSIVE SERVICES DURING THE TERM. Subject to written waivers that may be provided by the Company upon request, which shall not be unreasonably withheld, the Consultant agrees that during the Term of this Agreement he will not directly or indirectly (i) provide any services in the Field of Interest, to any other business or commercial entity, (ii) provide any services to any business or commercial entity competitive with the Company,
(iii) participate in the formation of any business or commercial entity in the Company's Field of Interest or otherwise competitive with the Company, or (iv) solicit or hire away any employee or consultant of the Company. The Consultant has disclosed his relationships with the companies listed on Exhibit A attached hereto and the foregoing will not apply to such relationships as disclosed on Exhibit A. Consultant shall notify the Company of all other consulting agreements which Consultant has entered into, or any consulting services which Consultant may provide, to any third party.

                  7. DIRECTION OF PROJECTS AND INVENTIONS TO THE COMPANY. Subject to the Consultant's obligations under the Institutional Agreement and confidentiality obligations to third parties, during the Term of this Agreement, the Consultant will use his best efforts (i) to disclose to the Chief Executive Officer of the Company, on a confidential basis, technology and product opportunities which come to the attention of the Consultant in the Company's Field of Interest, and any invention, improvement, discovery, process, formula or method or other intellectual property relating to or useful in, the Company's Field of Interest (collectively "New Discoveries") , whether or not patentable or copyrightable, and whether or not discovered or developed by Consultant, and
(ii) will regard to any New Discoveries discovered or developed by Consultant at the Institution, to solicit and encourage the institution to enter into an agreement with the Company to exclusively license such New Discovery to the Company.


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                  8.       INVENTIONS DISCOVERED BY THE CONSULTANT WHILE
PERFORMING SERVICES HEREUNDER. The Consultant will promptly and fully disclose to the Chief Executive Officer of the Company any invention, improvement, discovery, process, formula, technique, method, trade secret, or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, "Invention") made, conceived, developed, or first reduced to practice by the Consultant, either alone or jointly with others, while performing services hereunder. The Consultant hereby assigns to the Company all of his right, title and interest in and to any such Inventions. The Consultant will execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents or copyrights in any and all countries on such Inventions. The Consultant hereby irrevocably designates the Secretary of the Company as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights, and to enforce the Company's rights under this paragraph. This Section 8 will survive the termination of this Agreement.

                  9.       CONFIDENTIALITY.

                           9.1.     The Consultant acknowledges that, during the
course of performing his services hereunder, the Company will be disclosing information to the Consultant, and the Consultant will be developing information related to the Company's Field of Interest, Inventions, projects, products, potential customers, personnel, business plans, and finances, as well as other commercially valuable information (collectively "Confidential Information"). The Consultant acknowledges that the Company's business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

                           9.2.     The Consultant agrees that the Confidential
Information will be used by the Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company.

                           9.3.     The Consultant agrees not to disclose,
directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company. The Consultant will treat all such information as confidential and proprietary property of the Company.

                           9.4.     The term "Confidential Information" does not
include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the relevant party's possession prior to being furnished to such party, (iii) becomes available to the relevant party on a nonconfidential basis, or (iv) was independently developed by the relevant party without reference to the information provided by the Company.

                           9.5.     The Consultant may disclose any Confidential
Information that is required to be disclosed by law, government regulation or court order. If disclosure is required, the Consultant will give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.


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                           9.6.     Upon termination of this Agreement, the
Consultant will promptly return to the Company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the Consultant or produced by the Consultant in connection with services rendered hereunder, together with all copies of any of the foregoing. Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 9 for a period of three years after the termination of this Agreement.

                  10.      FREEDOM TO PUBLISH.

                           10.1.    The Company acknowledges the Consultant's
obligation to disseminate new knowledge and research findings. Notwithstanding the confidentiality provisions, or any other provision, of this Agreement, the Consultant may publish and make oral presentations of the results of the Consultant's work performed pursuant to this Agreement under the terms set forth in this Section 10.

                           10.2.    The Consultant acknowledges that publication
or oral disclosure of any Invention or other work prior to filing for patent or copyright protection could result in the complete loss of any commercial value of the Consultant's research to the Institution, the Company, and/or the Consultant, as the case may be. The Consultant will provide the Company with sufficient disclosure regarding Inventions owned by the Company under Section 8 at least 90 days prior to publication to allow the Company to evaluate such disclosure; Consultant will work with the Institution (and the Company if appropriate) to file patent or copyright applications prior to disclosure or publication, or to modify such publication if such disclosure regarding Inventions owned by the Company under Section 8 would materially affect the business of the Company.

                  11. USE OF NAME. It is understood that the name of the Consultant and Consultant's affiliation with the Institution will appear in disclosure documents required by securities laws, and in other regulatory and administrative filings in the ordinary course of the Company's business. It is also understood that the name of the Consultant and Consultant's affiliation with the Institution will appear in such filings and disclosure documents in connection with the Company's Scientific Advisory Board. The above described uses will be deemed to be non-commercial uses. The name of the Consultant or the Institution will not be used for any commercial purpose without the Consultant's consent.

                  12. NO CONFLICT: VALID AND BINDING. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant's obligations under this Agreement (as modified to the extent required by Section 5) will result in a violation or breach of any other agreement by which the Consultant is bound. The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

                  13. NOTICES. Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally,


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(ii) one day after sending when sent by private express mail service (such as
Federal Express), or (iii) 5 days after sending when sent by regular mail to the following address:

                  In the case of the Company:

                           PharmaCopeia, Inc.
                           c/o Avalon Ventures
                           1020 Prospect Street, Suite 405
                           La Jolla, CA  902037
                           Attn:    Lawrence A. Bock
                                    Acting President

                  In the case of the Consultant:

                           Paul A. Bartlett
                           Department of Chemistry
                           University of California
                           Berkeley, CA  94720

  or to other such address as may have been designated by the Company or the Consultant by notice to the other given as provided herein.

                  14. INDEPENDENT CONTRACTOR: WITHHOLDING. The Consultant will at all times be an independent contractor, and as such will not have authority to bind the Company. Consultant will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise. The Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that the Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations. Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

                  15. ASSIGNMENT. Due to the personal nature of the services to be rendered by the Consultant, the Consultant may not assign this Agreement. The Company may assign all rights and liabilities under this Agreement (as a group with other similar agreements with members of the Scientific Advisory Board) to a subsidiary or an affiliate or to a successor to all or a substantial part of its business and assets without the consent of the Consultant. Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

                  16. SEVERABILITY. If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

                  17. REMEDIES. The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 6, 8 and 9 hereof. In the event of a violation by


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the Consultant of such Sections, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.

                  18. GOVERNING LAW; ENTIRE AGREEMENT; AMENDMENT. This Agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed within such State, represents the entire understanding of the parties, supersedes all prior agreements between the parties, and may only be amended in writing.


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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PHARMACOPEIA, INC.                            CONSULTANT:


By:      /s/ Lawrence A. Bock                          /s/ Paul A. Bartlett
   ----------------------------------         ----------------------------------
     Lawrence A. Bock                           Paul A. Bartlett
     Acting President
                                                Date:
                                                     ---------------------------


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                                    EXHIBIT A

                               OTHER RELATIONSHIPS


                          [List, if none so indicate.]


Advisory services currently provided to other pharmaceutical companies

Agouron Pharmaceuticals, Inc. consultant
Sandoz Research Institute Scientific Advisory Board
Schering-Plough, Inc. consultant to process development group
SmithKline Beecham, Inc. Chemical Technologies Advisory Board
Tularik, Inc. Scientific Advisory Board